Filed Pursuant to Rule 424(b)(3)
File Number 333-140636

PROSPECTUS SUPPLEMENT NO. 5

Prospectus Supplement No. 5 dated October 25, 2007
to Prospectus dated May 29, 2007
(Registration No. 333-140636)

INTERNATIONAL FIGHT LEAGUE, INC.

     This Prospectus Supplement No. 5 dated October 25, 2007 (this “prospectus supplement”) supplements our prospectus dated May 29, 2007 (the “prospectus”). The prospectus covers 19,376,000 shares of our common stock that may be offered for resale by the selling stockholders named in the prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to the prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

     This prospectus supplement includes the attached Current Report on Form 8-K filed with the Securities and Exchange Commission.

     You should read this prospectus supplement in conjunction with the prospectus and prospectus supplement nos. 1 through 4. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus and prospectus supplement nos. 1 through 4, including any amendments or additional supplements to the prospectus.

     Our common stock is quoted on the OTC Bulletin Board under the symbol “IFLI.” The closing sales price for our common stock on October 24, 2007 was $0.38 per share.

     Investing in our common stock involves a high degree of risk. Before purchasing shares of our common stock, you should carefully consider the risk factors beginning on page 7 of the prospectus, as these risk factors may be updated in prospectus supplements.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2007
INTERNATIONAL FIGHT LEAGUE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21134	04-2893483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
424 West 33rd Street, Suite 650, New York, NY 10001
(Address of Principal Executive Offices)(Zip Code)
          (212) 356-4000
(Registrant’s Telephone Number
including area code)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 23, 2007, International Fight League, Inc. received approval for an amendment and waiver to the Registration Rights Agreement, dated as of August 6, 2007, among the company and the purchasers who are parties to that agreement. The amendment and waiver result in the purchasers waiving certain damage payments that would otherwise be payable by the company. A description of the terms of the amendment and waiver is attached as an exhibit to this report.
Item 9.01 — Financial Statements and Exhibits.
See the Exhibit Index attached to this report, which is incorporated herein by reference.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FIGHT LEAGUE, INC.
By:	/s/ Michael C. Keefe
Name:	Michael C. Keefe
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: October 24, 2007
EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Terms of Amendment and Waiver to Registration Rights Agreement

Exhibit 10.1
Terms of Amendment and Waiver to
Registration Rights Agreement, dated as of August 6, 2007, among
International Fight League, Inc. and the several purchasers signatory thereto
International Fight League, Inc. (the “Company”) entered into a Registration Rights Agreement (the “Agreement”), dated as of August 6, 2007, among the Company and the several purchasers signatory thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
The Company and Purchasers have agreed to amend the Agreement as follows:
The definition of the “Effectiveness Deadline” and “Filing Deadline” in the Agreement are amended in their entirety as follows:
     “Effectiveness Deadline” means, with respect to the Registration Statement required to be filed to cover the resale by the Holders of the Registrable Securities, the earlier of: (i) the 84th calendar day following the Closing Date; provided, that, if the Commission reviews and has written comments to the filed Registration Statement, then the Effectiveness Deadline under this clause (i) shall be the 114th calendar day following the Closing Date, and (ii) the fifth (5th) Trading Day following the date on which the Company is notified by the Commission that the Registration Statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the Registration Statement may be accelerated.
     “Filing Deadline” means, with respect to the Registration Statement required to be filed pursuant to Section 2(a), the 66th calendar day following the Closing Date.
The Purchasers have agreed to waive their right to a damage payment from the Company as set forth in Section 2(c) of the Agreement resulting from the Company’s failure to file a registration statement on or before October 5, 2007 in accordance with the original terms of the Agreement.
The foregoing amendments, waivers, consents and agreements by the Purchasers have been given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents (as defined in the Purchase Agreement) shall continue in full force and effect. The Company has not offered or paid an consideration to any person to amend or consent to the amendments and/or waivers set forth above.
The amendments and waivers contained herein have been approved by Purchasers representing a majority of the Registrable Securities issued at the Closing.